Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

[*          *          *]

Dear Yoni:

Congratulations! On behalf of Arbor Realty Trust, Inc. and its affiliates (“Arbor” or the “Company”), I am very pleased to offer you the position of Executive Vice President, Chief Operating Officer. In this position, you will report directly to Ivan Kaufman, Chairman and Chief Executive Officer. We are very excited to welcome you to our organization and look forward to your acceptance of our offer of employment as set forth in this letter agreement (this “Agreement”).

This Agreement and the terms and conditions of employment described herein are effective on February 2, 2026 (the “Effective Date”), subject to your commencement of employment with us on the Effective Date. Capitalized terms not otherwise defined herein have the meanings assigned to them in Exhibit A.

The terms of this Agreement are as follows:

A.GENERAL TERMS AND CONDITIONS

1.Term of Agreement

Subject to earlier termination or extension as provided in this Agreement, your employment under this Agreement will be for a term of five (5) years, commencing as of the Effective Date (the “Initial Term”). Such Initial Term shall be automatically extended for an additional term of five (5) years (the “Extended Term”), unless either party provides notice to the other at least one hundred eighty (180) days prior to the expiration of the Initial Term that this Agreement is not to be extended (a “Non-Renewal Notice”). This Agreement shall continue for the Extended Term upon the same terms and conditions; provided, however, if Arbor does not agree to provide you with annual compensation and an incentive compensation target opportunity of no less than seventy five percent (75%) in the aggregate of the annual compensation and incentive compensation target opportunity set forth in Section A.3 of this Agreement for the Extended Term (such case, a “Company Non-Renewal”), Arbor shall notify you of such prior to the expiration date of the Initial Term. In addition to the foregoing, the delivery of a Non-Renewal Notice by Arbor shall also constitute a Company Non-Renewal for purposes hereof. For the avoidance of doubt, your employment is “at-will,” and your employment may be terminated at will by either you or Arbor, subject to the terms of this Agreement.

Exhibit 10.1
2.Location

Your primary work location will be at Arbor’s Park Avenue, New York City office.

3.Compensation

(a)Base Salary

In this salaried, exempt position, your base salary will be paid at a semi-monthly (per pay period) rate of no less than $41,666.67 (annualized rate of $1,000,000), less applicable taxes, withholdings and authorized deductions, payable in accordance with Arbor’s payroll practices as are in effect from time to time. Your base salary may be increased from time to time by the Company in its sole discretion (such base salary, as may be increased, the “Base Salary”). This position is not eligible for overtime under the provisions of the Fair Labor Standards Act.

(b)Annual Cash Incentive Plan

You will be eligible to participate in Arbor’s annual cash incentive compensation plan, the Annual Incentive Plan (the “AIP”), subject to the terms and conditions of the AIP in effect. Your target annual bonus opportunity will be $3,000,000, with a threshold annual bonus opportunity of $1,500,000 and a maximum annual bonus opportunity of $4,500,000.

Any award will be based on your individual performance, your business unit’s performance and Arbor’s business results, as determined by Arbor in its sole discretion, and your participation in the AIP does not guarantee that any awards will be made to you under the AIP; provided, however, that in respect of the 2026 performance year, your AIP award amount will not be less than $2,000,000 [*          *          *].

Any AIP award will be paid at the time Arbor normally pays such bonuses to its senior executives, and, except as otherwise set forth herein, you must be actively employed by Arbor at the time of payment to receive payment of an AIP award.

(c)Annual Equity Award

You will receive an annual equity award with the terms set forth in Exhibit B.

(d)Multi-Year Performance Incentive Award

You will be eligible to receive a special multi-year, performance incentive award with the terms set forth in Exhibit C.

4.Expense Allowance

Arbor will reimburse you for all reasonable travel and other business expenses [*          *          *] incurred by you in the performance of your duties to Arbor, in accordance with Arbor’s expense

Exhibit 10.1
reimbursement policies and procedures (which shall include appropriate itemization and substantiation of expenses incurred) contained in Arbor’s Business Travel and Entertainment Policy (or successor policy as in effect from time to time).

5.Benefits

You will be entitled to participate in Arbor’s employee benefit programs, including any plans or perquisites offered to other similarly situated senior executives, subject to the policies governing such programs, including, without limitation, the policies governing eligibility, waiting periods, etc. The benefit programs include medical, dental, life, vision and disability coverage, as well as a 401(k) plan that includes a Company matching feature. In accordance with applicable law, Arbor reserves the right to terminate or modify any such benefit programs or plans at any time.

6.Paid Time Off; Holidays

You will be eligible for twenty-seven (27) days of paid time off (“PTO”) each year in accordance with Arbor’s PTO policy. In addition, you will be eligible for all Company designated holidays. You can receive detailed information on your PTO eligibility and the Company’s holiday schedule [*          *          *].

7.Company Obligations Upon Certain Terminations of Employment

(a)Termination without Cause or Resignation with Good Reason

Subject to your continued compliance with the covenants contained in Section B (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of a general waiver and release of claims agreement (in a form substantially similar to the release attached hereto as Annex I (the “Release Agreement”)), and the expiration of any applicable revocation period, if Arbor terminates your employment without Cause or if you resign with Good Reason, Arbor will:

i.continue to pay your Base Salary in accordance with Arbor’s customary payroll practices over the [*          *          *] period following your employment termination date;
ii.pay you within thirty (30) days of your employment termination date any unpaid AIP for the year prior to the year in which such employment termination date occurs; [*          *          *] (the “Prior Year AIP”);
iii.to the extent that such employment termination date occurs on or after [*          *          *] of any calendar year, pay you within thirty (30) days of such employment termination date a pro-rata portion of the AIP for the year in which the employment termination date occurs [*          *          *] pro-rated based on the number of days you are employed in the year of termination (the “Pro-Rata AIP”); and
iv.provided that you timely elect COBRA coverage and that you submit appropriate documentation in a form required by Arbor evidencing your payment of COBRA

Exhibit 10.1
premiums, reimburse you or pay directly for the amount of the premiums for such COBRA coverage during your COBRA coverage period.

Treatment of outstanding equity awards will be in accordance with the terms of the applicable award agreements as set forth in Exhibit B and Exhibit C.

Notwithstanding the foregoing, if the Company determines that you have violated any covenant contained in Section B (Contingencies and Restrictive Covenants), [*          *          *] you will be required to repay any payments made to you under this Section A.7(a).

(b)Termination for Death or Disability

In the event of your employment termination due to your death or Disability, Arbor shall continue to pay your Base Salary to you (or to your estate, in the event of your death) in accordance with the Company’s customary payroll practices over the [*          *          *] period following your employment termination date; provided, however, that in the event of your termination due to your Disability, (i) such salary continuation payments are subject to your continued compliance with the covenants contained in Section B (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of the Release Agreement (and the expiration of any applicable revocation period) and (ii) if Arbor determines that you have violated any covenant contained in Section B (Contingencies and Restrictive Covenants), [*          *          *] you will be required to repay any payments made to you under this Section A.7(b).

Treatment of outstanding equity awards will be in accordance with the terms of the applicable award agreements as set forth in Exhibit B and Exhibit C.

(c)Termination Following Company Non-Renewal

In the event you resign following the expiration of the Initial Term as a result of a Company Non-Renewal, then such termination shall be treated as a termination by Arbor without Cause in accordance with Section A.7(a), provided, however, that (i) the Base Salary continuation period described in Section A.7(a) shall be for a [*          *          *] period [*          *          *]. For the avoidance of doubt, (i) any payments or benefits under this Section A.7(c) are subject to your continued compliance with the covenants contained in Section B (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of the Release Agreement and the expiration of any applicable revocation period and (ii) if Arbor determines that you have violated any covenant contained in Section B (Contingencies and Restrictive Covenants) [*          *          *] you will be required to repay any payments made to you under this Section A.7(c).

Treatment of outstanding equity awards will be in accordance with the terms of the applicable award agreements as set forth in Exhibit B and Exhibit C.

Exhibit 10.1
(d)All Other Terminations of Employment

Upon termination of your employment for any reason other than as described in subparagraphs (a), (b) and (c) immediately above, the obligations of Arbor to pay or provide you with compensation and benefits (other than any unpaid amounts of Base Salary earned through the date of your employment termination) under this Agreement will cease, and Arbor will have no further obligations to provide compensation or benefits to you under this Agreement.

Notwithstanding the foregoing, treatment of outstanding equity awards will be in accordance with the terms of the applicable award agreements as set forth in Exhibit B and Exhibit C.

B.CONTINGENCIES AND RESTRICTIVE COVENANTS

Please understand your offer of employment is contingent upon, but not limited to, each of the following:

1.Background Check

Arbor has partnered with a third-party vendor for its background check process. This employment offer is contingent upon an acceptable background check. You understand that unsatisfactory results from, refusal to cooperate with, or any attempts to affect the results of these background checks will result in withdrawal of any employment offer or termination of employment, if already employed.

2.[*          *          *]

3.Qualifications, Licenses and Registration

You represent, warrant and agree that you will use your best efforts to perform your duties in compliance with all applicable federal, state and local laws and regulations. You will obtain and maintain (and Arbor will specifically advise and direct you as to) any licenses, permits, and registrations required for you to perform your duties hereunder and Arbor will reimburse you for any expenses incurred in obtaining and maintaining any such licenses, permits, and registrations.

4.Arbor’s Policies and Procedures

During the course of your employment, you will be required to acknowledge that you have read certain Policies and Procedures [*          *          *].

5.Acknowledgements

You understand and acknowledge that Arbor has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization [*          *          *]. You acknowledge that you will become familiar with Arbor’s Confidential Information (as defined

Exhibit 10.1
below), including trade secrets, and that your services are of special, unique and extraordinary value to Arbor [*          *          *]. You acknowledge that Arbor has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that Arbor would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

6.Confidentiality

You acknowledge and agree that during your employment, you will have access to non-public information concerning Arbor’s operation, financial data, business activities, customer lists, investor lists, marketing plans, trade secrets or know-how and other non-public, proprietary information that is related to Arbor and/or its affiliates, any referral source, transaction, customer or potential customer which shall be deemed to be owned by Arbor (collectively, “Confidential Information”). Confidential Information includes that which might be of use to competitors, or harmful to Arbor or its customers, if disclosed. You further acknowledge and agree that Confidential Information is a valuable, special and unique asset of the business of Arbor and its affiliates. You must maintain the confidentiality of all such information, except when disclosure is expressly authorized by Arbor’s General Counsel or legally mandated. Upon request of Arbor during your employment and in the event of termination of your employment (including your resignation) for any reason (which shall include any separation of employment resulting from the parties not entering into an Extended Term following the expiration of the Initial Term of this Agreement), you will promptly deliver all Confidential Information in your possession to Arbor including all documents, records, files, notebooks, manuals, letters, notes, reports, customer lists, cost and profit data, laptops, computers, email, apparatus, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, electronic or any other format, which are in your possession, custody or control. You further agree that you will not keep any such documents, materials or information in your possession, recreate them or deliver them to anyone else. You further agree that all Arbor owned property, whether situated on the premises or outside of its premises, including laptops, smartphones, thumb drives, computers, printers, disks and other storage media, filing cabinets or other work areas and including any email transmitted from any Arbor or other system relating to Arbor is subject to inspection by Arbor personnel at any time with or without notice. Confidential Information shall not include information that is generally available to and known by the public other than information that you improperly disclosed under the terms of this Agreement.

You must not disclose Confidential Information to a new employer or to others at any time following your employment with Arbor. You agree that in the event of a breach or threatened breach of these confidentiality provisions, Arbor will be entitled to injunctive relief from the courts without bond, enjoining your violation.

Nothing in these confidentiality provisions shall be deemed to prohibit you from (1) speaking with law enforcement, your attorney, the Equal Employment Opportunity Commission (“EEOC”), the New York State Attorney General (“NYAG”), the New York State Division of Human Rights (“DHR”), or the New York City Commission on Human Rights (“CHR”) about

Exhibit 10.1
factual information related to any future claim of discrimination, or (2) exercising your rights under Section 7 of the National Labor Relations Act, including, but not limited to, discussing the terms or conditions of employment or separation from employment with non-supervisory co-workers or cooperating with the National Labor Relations Board (“NLRB”). Additionally, nothing in these confidentiality provisions shall be deemed to prohibit you participating in, or cooperating with, the EEOC, NYAG, NLRB, DHR, CHR or other governmental or law enforcement agency in any investigation, administrative proceeding, or action, and such discussion. Nothing in these confidentiality provisions prevents you from (1) discussing wages and other working conditions with co-workers; (2) taking action with one or more co-workers to improve working conditions by, among other means, raising work-related complaints directly with OSI or with a government agency; (3) taking lawful organizing actions; (4) taking any other action protected by Section 7 of the National Labor Relations Act; or (5) choosing not to engage in any of the foregoing activities. Finally, nothing in these confidentiality provisions prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Arbor’s General Counsel to make any such reports or disclosures, and you are not required to notify Arbor that you have made such reports or disclosures.

7.Non-Compete and Non-Solicitation

In exchange for employment with Arbor, you agree that (i) during your employment and following the termination of your employment with Arbor (including your resignation) for any reason (which shall include any separation of employment resulting from the parties not entering into an Extended Term following the expiration of the Initial Term of this Agreement) (the effective date of any such employment termination, resignation, or separation, the “Employment Termination Date”), you will continue to safeguard and maintain confidentially Arbor’s trade secrets or other Confidential Information, (ii) during your employment with Arbor and for [*          *          *] after your Employment Termination Date, you will not directly or indirectly, individually or through an entity, as an owner, part owner, partner, manager, member, director, officer, employee, contractor, agent or otherwise solicit, accept business from, contact, call upon, communicate with or attempt to communicate with any borrower, sponsor, client or customer of the Company and any of its respective affiliates for the purpose of providing or obtaining any product or service directly competitive with any product or service (as defined below) then offered by Arbor, (iii) during your employment and for [*          *          *] after your Employment Termination Date, you will not, directly or indirectly, individually or through an entity, as an owner, part owner, partner, manager, member, director, officer, employee, contractor, agent or otherwise, sell, attempt to sell, or directly or indirectly assist in the effort of any individual or entity who sells or attempts to sell, any products or services that are directly competitive with any products or services then offered by Arbor, and (iv) during your employment and for [*          *          *] after your Employment Termination Date, you will not directly or indirectly, individually or through an entity, as an owner, part owner, partner, manager, member, director, officer, employee, agent or otherwise recruit, hire or attempt to recruit or hire any other employee or contractor of Arbor. The restrictions set forth above shall

Exhibit 10.1
apply throughout the State of New York and the geographic regions in which you predominately worked, or the geographic region for which you worked or for which you were responsible while employed by Arbor. You agree that these time limitations and geographic boundaries are reasonable and necessary to protect Arbor’s legitimate protectable interests. You further agree that in the event a court determines the length of time or activities prohibited under this section are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restrictions enforceable.

You agree that in the event of a breach or threatened breach of these non-competition and non-solicitation provisions, Arbor will be entitled to injunctive relief from the courts without bond, enjoining your violation.

[*          *          *]

8.Proof of Identity and Employment Eligibility

Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United States. You must present original documentation upon hire in order to complete the Federal I-9 form. If you do not present this information, Arbor may not employ you, and you will be terminated, as required by law.

C.OTHER CONDITIONS

1.Confidentiality of Offer; Withdrawal

You agree not to disclose, either directly or indirectly, any information regarding the terms and conditions of this offer of employment except to those with whom you choose to consult or seek advice regarding the consideration of and decision to execute this offer letter of employment, such as your personal legal advisor, accountant or immediate family members.

[*          *          *]

2.Other Conditions

The provisions of this Agreement shall survive termination of your employment with Arbor, and the existence of any claim or cause of action by you against Arbor, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Arbor of such provisions. You agree that remedy at law for any breach of the foregoing provisions would be inadequate and that Arbor shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief without the necessity of posting a bond proving actual damage to Arbor.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the

Exhibit 10.1
laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or your employment, whether the claim arises in contract, tort, or statute, shall be resolved through mediation administered exclusively by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. [*          *          *]. If the dispute, controversy, or claim cannot be resolved through mediation, then it shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the AAA and shall be conducted consistent with the AAA’s rules for resolving Complex Commercial Disputes, and the AAA’s regulations, and requirements, as well as any requirements imposed by state law. [*          *          *]. Any arbitral award determination shall be final and binding upon the parties. Any service of process in connection with any such mediation or arbitration will be satisfied in accordance with Section C.6 (Notices), including through delivery by electronic email. YOU AND ARBOR EACH HEREBY WAIVES ANY RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTES UNDER THIS AGREEMENT.

If any of the rights granted by the terms of this Agreement are held to be in any way unenforceable or invalid, then those rights and terms shall be severed and the rest of this Agreement shall remain in effect.

3.Section 409A; Withholding

The payments under this Agreement are intended either to be exempt from Code Section 409A under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Code Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Code Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to you under this Agreement upon a “termination of employment” is determined by Arbor to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until you have also experienced a “separation from service” from Arbor within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent you are considered a specified employee under Section 409A and would be entitled during the six (6)-month period beginning on your separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six (6)-month anniversary of your separation from service; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6)-month delay.

All payments hereunder shall be subject to required tax withholding.

4.No Waiver
Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial

Exhibit 10.1
exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.Titles

The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

6.Notices

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, (d) delivery by electronic email (with return receipt requested) or (e) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:
Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 1155
[*          *          *]

If to you, at your most recent address (including your email address) on the payroll records of, or otherwise held by, Arbor.

If you find this offer to be acceptable, then please sign this letter below and return it to me by email at [*          *          *].

I believe that you can make a significant contribution to our Company and look forward to working with you as we continue to build this very exciting business.

Yours Sincerely,

/s/Daniella M. Muller
Executive Vice President
Human Resources and Associate General Counsel

Exhibit 10.1

The undersigned accepts the above employment offer and agrees that it contains the material terms of employment with the Company, that the employment offered is “at will” as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other material terms expressed, or implied. The undersigned fully understands the significance of all of the terms and conditions of this employment offer and has discussed it with independent legal counsel, or has had a reasonable opportunity to do so. The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of the Company, at any time, can constitute a contract of employment or employment for any specific duration, other than a document signed by Human Resources.

Accepted: /s/Yoni Goodman

Yoni Goodman

Exhibit 10.1
EXHIBIT A: Definitions

The following capitalized terms have the meaning set forth below for purposes of this Agreement and any Exhibits thereto.
“Board” means the Board of Directors of Arbor Realty Trust, Inc.

“Cause” means:

(i)your indictment for or conviction of (whether following trial or by plea of guilty or nolo contendere or similar plea): (A) a misdemeanor involving fraud, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (B) a felony, or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations,

(ii)your engaging in any conduct which constitutes an employment disqualification under applicable law or applicable licensing, permitting or registration requirements, or your failure to use your best efforts to obtain and maintain all licenses, permits, and registrations required to perform your duties that Arbor has directed you to obtain and maintain,

(iii)your fraud, misappropriation or embezzlement of funds or property belonging to Arbor,

(iv)your material violation of any material written Arbor policy concerning confidential or proprietary information, or your material violation of any other material written Arbor policy as in effect from time to time,

(v)your substantial failure to perform your lawful duties as reasonably directed by the Board or the CEO (not as a consequence of Disability) or other misconduct or gross negligence in connection with the performance of your duties to Arbor, or

(vi)your material breach of this Agreement (including the restrictive covenants set forth in Section B).

[*          *          *]

“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance issued thereunder.

“Committee” means the Compensation Committee of the Board.

“Disability” means your disability caused by any physical or mental injury, illness or incapacity as a result of which you have been unable to perform the essential functions of your duties for a

Exhibit 10.1
continuous period of more than one hundred twenty (120) days or for any one hundred eighty (180) days (whether or not continuous) within a three hundred sixty-five (365)-day period.

“Good Reason” means any of the following actions are taken by Arbor without your consent:
(i)any reduction in your Base Salary or AIP opportunity;
(ii)any diminution in your direct reporting line such that you cease to report to the Chief Executive Officer (or equivalent position) of Arbor Realty Trust, Inc. (or it successor) or any material diminution of your duties, responsibilities, or authority; provided that no diminution of direct reporting line, duties, responsibilities, or authority will be deemed to occur if, following a sale, merger or similar transaction of Arbor, you otherwise retain your duties, responsibilities, and authority relative to Arbor (or its successor) in connection with any change that results from Arbor becoming part of a larger organization; or
(iii)any material breach by Arbor of any material term or provision of this Agreement (including the Exhibits hereto);
[*          *          *].

“Restricted Stock” means a share of the common stock of Arbor Realty Trust, Inc. that is subject to vesting conditions, transfer restrictions and other terms and conditions of the applicable award agreement.

Exhibit 10.1
EXHIBIT B: Annual Equity Award

Subject to Committee approval, which will be recommended by management, Arbor will grant to you annual equity awards with the terms and conditions described in this Exhibit B.

In March 2027 and on each subsequent grant date of annual equity awards by Arbor during the term of this Agreement, you will be granted an annual equity award with a value of no less than $1,000,000. Any such award is subject to the terms and conditions of the applicable award agreement at the time the award is approved and granted, including the following key terms and conditions:

•Form of Award: Shares of Restricted Stock in an amount equal to no less than $1,000,000, based on the then share price of Arbor Realty Trust, Inc.

•Vesting: Three (3) substantially equal installments, beginning on the date of grant and on the first and second anniversaries of the grant date. Except as set forth below, you must be actively employed (i) at the time of grant to receive a grant of any annual equity award and (ii) on the applicable vesting date to become vested in the applicable portion of the award.

•Termination of Employment: In general, you will forfeit any unvested portion of your award upon any termination of employment; provided that in the event of (i) termination of your employment by Arbor without Cause or your resignation following a Company Non-Renewal, (ii) your resignation from Arbor for Good Reason, or (iii) termination of your employment by reason of your death or Disability (each of (i)-(iii) a “Qualifying Termination”), you shall become immediately vested in any outstanding, unvested portion of your annual equity award granted to you hereunder, which shall include, for purposes of clarity, any annual equity award that would have been granted to you based on satisfaction of the performance criteria relating to the annual performance period which has concluded prior to the date of your Qualifying Termination. Vesting, including in connection with a Qualifying Termination, is subject to your continued compliance with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of the Release Agreement and the expiration of any applicable revocation period. Awards are subject to forfeiture or repayment in the event that you fail to comply with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) [*          *          *].

Exhibit 10.1
EXHIBIT C: Multi-Year Performance Incentive Award
Subject to Committee approval, which will be recommended by management, Arbor will grant you a special, multi-year performance incentive award. Any such award is subject to the terms and conditions of the applicable award agreement at the time the award is approved and granted, including the following key terms and conditions:

•Maximum Total Award Value: $25,000,000

•Performance Period: February 2, 2026 through December 31, 2030 (the “Performance Period”)

•Component 1: [*          *          *] [New Business Volume]

Component 1 Maximum Award Value: $20,000,000

Form of Award:

oUpon attainment of, and the extent of attainment of, the performance criteria described below, you will be granted a number of shares of Restricted Stock equal to the dollar value of the award earned. The number of shares of Restricted Stock earned will be determined based on the average closing price of the common stock for the last ten (10) completed trading days of the immediately preceding quarter, rounded down to the nearest whole share.

oAny shares of Restricted Stock earned and awarded will vest in five (5) substantially equal installments, beginning on the date of grant of such shares of Restricted Stock and on the first, second, third and fourth anniversaries of the grant date.

Component 1 Performance Criteria:

oThe amount of the award earned will be determined based on the attainment of the [*          *          *] [new business volume] performance criteria during the Performance Period. [The percentage of the amount earned is determined by linear interpolation between the threshold, target and maximum hurdles.]

o[*          *          *]

Termination of Employment During the Performance Period:

oIn general, if your employment is terminated for any reason (other than termination by Arbor without Cause or resignation by you for Good Reason) during the Performance Period, you will forfeit the New Business Volumes-based portion of the Performance Award in its entirety.

Exhibit 10.1
oIf (i) after [*          *          *] but before the end of the Performance Period, your employment is terminated by Arbor without Cause or you resign for Good Reason, and (ii) at the time of your employment termination [*          *          *] [certain minimum performance requirements have] been achieved during the portion of the Performance Period that elapsed through the date of your employment termination, you will be eligible to earn and receive a pro rata portion of your award (calculated based on the number of days elapsed of the Performance Period from February 2, 2026 through the date of employment termination) determined based on the extent to which the performance metrics are satisfied (which will also be adjusted based on the number of days elapsed of the Performance Period from February 2, 2026 through the date of employment termination). Any such award earned will be delivered in the form of shares of Restricted Stock that will vest in five substantially equal installments, beginning on the date of grant and on the first, second, third and fourth anniversaries of the grant date.
[*          *          *]

oDelivery and vesting of Restricted Stock, including in connection with certain terminations of employment described above, is subject to your continued compliance with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of the Release Agreement and the expiration of any applicable revocation period. Restricted Stock is subject to forfeiture or repayment in the event that you fail to comply with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) [*          *          *].

Termination of Employment After the Performance Period:

oIn general, if your employment is terminated for any reason (other than termination by Arbor without Cause, resignation by you for Good Reason, resignation by you following a Company Non-Renewal or your employment terminates as a result of your death or Disability) following the Performance Period, you will forfeit any outstanding, unvested shares of Restricted Stock that were granted to you.

oIf after the Performance Period, (i) your employment is terminated by Arbor without Cause, (ii) you resign for Good Reason, or (iii) your employment is terminated due to your death or Disability, any outstanding, unvested shares of Restricted Stock that were awarded to you in respect of the Performance Award will become immediately vested, which shall include, for purposes of clarity, any Restricted Stock that would have been granted to you based on

Exhibit 10.1
satisfaction of the performance criteria relating to the performance period which has concluded prior to the date of your termination.

oIf after the Performance Period, you resign following a Company Non-Renewal, any outstanding, unvested shares of Restricted Stock that were awarded to you in respect of the Performance Award will vest in two (2) substantially equal installments, beginning on the date of grant of such shares of Restricted Stock and on the first anniversary of the grant date, which Restricted Stock shall include, for purposes of clarity, any Restricted Stock that would have been granted to you based on satisfaction of the performance criteria relating to the performance period which has concluded prior to the date of your termination.

oVesting of Restricted Stock, including in connection with certain terminations of employment described above, is subject to your continued compliance with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of the Release Agreement and the expiration of any applicable revocation period. Restricted Stock is subject to forfeiture or repayment in the event that you fail to comply with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) [*          *          *].

Exhibit 10.1
Component 2: Total Shareholder Return (“TSR”)

Component 2 Maximum Award Value/Form of the Award:

o$5,000,000 of PSUs (defined below).

oPerformance-based restricted stock units (“PSU”) based on the opening price of the Common Stock on February 2, 2026.

oThis number of PSUs is not necessarily the number of PSUs that will be delivered to you, but is merely the basis for determining the amount (if any) of PSUs that will be delivered to you.

Component 2 Performance Criteria:

oThe amount of the award earned will be determined based on the attainment of [total shareholder return-based] performance criteria during the Performance Period.

[*          *          *]

oThe number of PSUs earned is based on total shareholder return (“TSR”) goals, determined based on percentage increase that the “Final Share Price” represents over the “Initial Share Price.” [TSR hurdles reflect a compounded, annual return. The percentage of the amount earned is determined by linear interpolation between the threshold, target and maximum hurdles.]

The “Final Share Price” is the average closing price of the Common Stock for the last thirty (30) trading days preceding the last day of the Performance Period of December 31, 2030.

The “Initial Share Price” is the opening price of the Common Stock on February 2, 2026.

Termination of Employment during the Performance Period:

oIn general, if your employment is terminated for any reason (other than termination by Arbor without Cause or resignation by you for Good Reason) following the Performance Period, you will forfeit any outstanding PSUs.

oIf after [*          *          *] but before the end of the Performance Period, your employment is terminated by Arbor without Cause or you resign for Good Reason, you will be eligible to continue vesting with respect to a pro rata portion of the award (calculated based on the number of days elapsed of the Performance Period from February 2, 2026 through the date of employment

Exhibit 10.1
termination). Following the Committee’s determination of the extent of the satisfaction of the performance metrics and the number of shares of the common stock of Arbor Realty Trust, Inc. earned, you will be granted shares in such pro-rated amount.

[*          *          *]

oVesting and delivery of PSUs, including in connection with certain terminations of employment as described above, is subject to your continued compliance with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) and contingent upon and subject to your execution and non-revocation of the Release Agreement and the expiration of any applicable revocation period. PSUs are subject to forfeiture or repayment in the event that you fail to comply with the covenants contained in Section B of the Agreement (Contingencies and Restrictive Covenants) [*          *          *].

Exhibit 10.1
ANNEX I
[Form of Separation, Waiver & General Release Agreement]